UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            OSI PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    671040103
                                    ---------
                                 (CUSIP Number)

                                  May 12, 2003
                                  ------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [  ]   Rule 13d-1(b)
            [X ]   Rule 13d-1(c)
            [  ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                            --------------------------
CUSIP No. 671040103                   13G               Page  2  of   8 Pages
         ----------                                          ---     ---
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sigma Capital Management, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       1,587,000 (see Item 4)
OWNED         ------------------------------------------------------------------
BY               7 SOLE DISPOSITIVE POWER
EACH
REPORTING          0
PERSON        ------------------------------------------------------------------
WITH             8 SHARED DISPOSITIVE POWER

                   1,587,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,587,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No. 671040103                   13G               Page  3  of   8 Pages
         ----------                                          ---     ---
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sigma Capital Associates, LLC
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Anguilla, British West Indies
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       1,587,000 (see Item 4)
OWNED         ------------------------------------------------------------------
BY               7 SOLE DISPOSITIVE POWER
EACH
REPORTING          0
PERSON        ------------------------------------------------------------------
WITH             8 SHARED DISPOSITIVE POWER

                   1,587,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,587,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No. 671040103                   13G               Page  4  of   8 Pages
         ----------                                          ---     ---
--------------------------                            --------------------------

--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven A. Cohen
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]

                                                                        (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
NUMBER OF        6 SHARED VOTING POWER
SHARES
BENEFICIALLY       1,587,000 (see Item 4)
OWNED         ------------------------------------------------------------------
BY               7 SOLE DISPOSITIVE POWER
EACH
REPORTING          0
PERSON        ------------------------------------------------------------------
WITH             8 SHARED DISPOSITIVE POWER

                   1,587,000 (see Item 4)
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,587,000 (see Item 4)
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]

--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.3% (see Item 4)
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)               Name of Issuer:
                        --------------

                        OSI Pharmaceuticals, Inc.

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        58 South Service Road
                        Melville, NY 11747

Items 2(a)              Name of Person Filing:
                        ---------------------

                        This statement is filed by: (i) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to Shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); (ii) Sigma Capital Associates with respect to Shares beneficially owned by it; and (iii) Steven A. Cohen with respect to Shares beneficially owned by Sigma Capital Management and Sigma Capital Associates.


Item 2(b)               Address of Principal Business Office:
                        ------------------------------------

                        The address of the principal business office of (i) Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) Sigma Capital Management is 540 Madison Avenue, New York, New York 10022, and (iii) Sigma Capital Associates is Victoria House, P.O. Box 58, The Valley, Anguilla, British West Indies.

Item 2(c)               Citizenship:
                        -----------

                        Sigma Capital Management is a Delaware limited liability company. Sigma Capital Associates is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

Item 2(d)               Title of Class of Securities:
                        ----------------------------

                        Common Stock, par value $0.001 per share

Item 2(e)               CUSIP Number:
                        ------------

                        671040103

Item 3                  Not Applicable


                               Page 5 of 8 Pages

Item 4                  Ownership:
                        ---------

                        The percentages used herein are calculated based upon the Shares issued and outstanding as of May 12, 2003 as reported on the Company's quarterly report on Form 10-Q filed on May 16, 2003 with the Securities and Exchange Commission by the Company for the quarterly period ended March 31, 2003.

                        As of the close of business on May 21, 2003:

                        1. Sigma Capital Management, LLC
                        (a)    Amount beneficially owned: -1,587,000-
                        (b)    Percent of class: 4.3%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -1,587,000-
                        (iii)  Sole power to dispose or direct the disposition:
                               -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -1,587,000-

                        2. Sigma Capital Associates, LLC
                        (a) Amount beneficially owned: -1,587,000-
                        (b) Percent of class: 4.3%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -1,587,000-
                        (iii)  Sole power to dispose or direct the disposition:
                               -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -1,587,000-

                        3. Steven A. Cohen
                        (a) Amount beneficially owned: -1,587,000-
                        (b) Percent of class: 4.3%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -1,587,000-
                        (iii)  Sole power to dispose or direct the disposition:
                               -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -1,587,000-

                        Sigma Capital Management and Mr. Cohen own directly no shares of Common Stock. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls Sigma Capital Management. By reason of the provisions of Rule 13D-3 of the Securities Exchange Act of 1934, as amended, each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 1,587,000 shares (constituting approximately 4.3% of the shares outstanding). Each of Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.


                               Page 6 of 8 Pages

Item 5                  Ownership of Five Percent or Less of a Class:
                        --------------------------------------------

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6                  Ownership of More than Five Percent on Behalf of Another
                        --------------------------------------------------------
                        Person:
                        ------

                        Not Applicable

Item 7                  Identification and Classification of the
                        ----------------------------------------
                        Subsidiary Which Acquired the Security Being
                        --------------------------------------------
                        Reported on By the Parent Holding Company:
                        -----------------------------------------

                        Not Applicable

Item 8                  Identification and Classification of Members
                        ---------------------------------------------
                        of the Group:
                        ------------

                        Not Applicable

Item 9                  Notice of Dissolution of Group:
                        ------------------------------

                        Not Applicable

Item 10                 Certification:

                        By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 Pages

                                   SIGNATURE
                                   ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 22, 2003


SIGMA CAPITAL MANAGEMENT, LLC


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


SIGMA CAPITAL ASSOCIATES, LLC


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:  /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


                               Page 8 of 8 Pages